GRC International, Inc.
Statement of Computation of Earnings Per Share
(in thousands except for per share amounts)

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                                                                                               Exhibit 11


                                                                    QTR ENDING             YTD ENDING
BASIC                                                           3/31/98   3/31/97        3/31/98   3/31/97
Weighted Average Number of Shares of Common
           Stock Outstanding                                     9,803     9,342           9,737     9,328

Income (Loss) from Continuing Operations                         3,548     8,794           6,711    10,410
Income (Loss) from Discontinuing Operations                        ---    (8,278)            758   (31,611)
                                                             ====================      ====================
Net Income (Loss)                                                3,548       516           7,469   (21,201)
                                                             ====================      ====================

Per Share Amount:
Income (Loss) from Continuing Operations                          0.36      0.94            0.69      1.12
Income (Loss) from Discontinuing Operations                        ---     (0.88)           0.08     (3.39)
                                                             ====================      ====================
Net Income (Loss)                                                 0.36      0.06            0.77     (2.27)
                                                             ====================      ====================


FULLY DILUTED

Weighted Average Number of Shares of Common
           Stock Outstanding                                     9,803     9,342           9,737     9,328
Net Effect of Dilutive Stock Options
           Based on the Treasury Stock Method
           Using Average Market Price                              138        64             138       191
Net Effect of Convertible Debenture
           Based on the
           if Converted Method                                     325       793             385       328
                                                             --------------------      --------------------
Weighted Average Shares Outstanding                             10,266    10,203          10,260     9,847
                                                             --------------------      --------------------

Income (Loss) from Continuing Operations                         3,548     8,794           6,711    10,410
Interest and Amortization on
           Convertible Debenture                                    47        68             213        68
Adjusted Income (Loss) from Continuing Operations                3,595     8,862           6,924    10,478
Income (Loss) from Discontinuing Operations                        ---    (8,278)            758   (31,611)
                                                             ====================      ====================
Adjusted Net Income (Loss)                                       3,595       584           7,682   (21,133)
                                                             ====================      ====================

Per Share Amount:
Adjusted Income (Loss) from Continuing Operations                 0.35      0.87            0.68      1.06
Income (Loss) from Discontinuing Operations                        ---     (0.81)           0.07     (3.21)
                                                             ====================      ====================
Adjusted Net Income (Loss)                                        0.35      0.06            0.75     (2.15)
                                                             ====================      ====================
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